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                                                                   EXHIBIT 10.14
                                SELECTICA, INC.
                      4699 Old Ironsides Drive, Suite 280
                         Santa Clara, California 95054

                               ____________, 1996

Raj Jaswa
20972 Hidden View Lane
Saratoga, California 95070

Dear Raj:

     This is to confirm the terms of your employment for Selectica, Inc. (the "Company").

     1. Position. You will serve in a full-time capacity as President and Chief Executive Officer of the Company.

     2. Base Salary. Effective July 1, 1997 you will be paid a monthly salary of $8,333 ("Base Salary"), payable in accordance with the Company's standard payroll practice for salaried employees. This Base Salary will be subject to annual adjustments as determined by the Board, or a committee thereof.

     3. Proprietary Information and Inventions Agreement. As with all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as EXHIBIT A.

     4. Benefits. You will be entitled to receive employee benefits, including bonuses and vacations, under the Company's standard employee benefits program.

     5. Period of Employment. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer.

     6. Termination. Notwithstanding paragraph 5 above, in the event the Company terminates your employment other than for cause (as defined below), you will be paid your then existing Base Salary for twelve (12) months after the date of termination and all accrued bonuses, and the repurchase right of the Company with respect to your Common Stock of the Company will lapse in full. "Cause" means (i) your unauthorized use or disclosure of the confidential information or trade secrets of the Company, (ii) your conviction of a felony under the laws of the United States or any state thereof, (iii)or your gross negligence which has a material adverse effect on the Company.


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          7.   Outside Activities. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or any other gainful employment, business or activity, without the written consent of the Company. You also will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

          8. Entire Agreement. This letter and all of the exhibits attached hereto contain all of the terms of your employment with the Company and supersede any other understandings, oral or written, between you and the Company.

          9. Modifications. Any additions or modifications of these terms would have to be in writing and signed by yourself and an officer of the Company (other than yourself).

          If the foregoing terms are acceptable, please indicate your agreement by signing and dating this letter.

                                       Very truly yours,

                                       SELECTICA, INC.


                                       By:
                                          --------------------------------------
                                          Sanjay Mittal, Chief Technical Officer


AGREED AND ACCEPTED

On                  , 1996:
  ------------------

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(Signature)

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(Print Name)
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                                   EXHIBIT A


                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT